Exhibit 10.2

Licence and

Services Agreement

The University of Melbourne
Genetic Technologies Limited

Licence and Services Agreement

Date	November 29, 2016

Parties

Name                                                                                  The University of Melbourne

ABN                                                                                        84 002 705 224

Short form name                      University

Notice details                                          The University of Melbourne Vic 301O

Facsimile+ 61 3 9349 4695

Contact person: General Counsel

Name                                                                                Genetic Technologies Limited

ABN                                                                                        17 009 212 328

Short form name                      GTG

Notice details                                          Genetic Technologies Limited, 60 Hanover Street, Fitzroy, Victoria 3065

Facsimile+ 61 3 8412 7040

Contact person: Chief Executive Officer

BACKGROUND

A.                        The University owns the Background IP.

B.                       GTG wants to licence the Background IP in order to develop and commercialise novel diagnostics for colorectal cancer.

C.                        GTG wishes to engage, and the University has agreed to be engaged, to provide  the Services to GTG to assist with its development and commercialisation of colorectal cancer diagnostics.

D.                       The University and GTG want to record their understanding in accordance with the terms and conditions of this Agreement.

AGREED TERMS

1.                                            DEFINITIONS AND INTERPRETATION

1.1                                     Definitions

Affiliate means any:

(a)                     holding company;

(b)                      subsidiary company ; or

(c)                       subsidiary company of a holding company; or

(d)                     other related body corporate; of GTG.

Agreement means this licence and services agreement together with any schedules or annexures and any amendments made in accordance with this Agreement.

Background IP means the University Patents and the Know How.

Business Day means any day other than a Saturday, Sunday, public holiday or a University holiday as indicated in the University calendar (as amended from time to time ) at the place where the activity in question occurred or is to occur.

Claim includes any claim, Cost, demand, remedy, suit, injury, damage, loss, liability , action, proceeding , right of action, and claim for compensation.

Code has the meaning give to it by clause 13.3.

Confidential Information means information that:

(a)                    is by its nature confidential;

(b)                    is designated by the Disclosing Party as confidential; or

(c)                     Receiving Party knows or ought to know is confidential;

and includes without limitation the terms of this Agreement and all information about the parties which is made available or which becomes known during the Term or as a result of entering into this Agreement but does not include information which:

(d)                    was in public domain at the time of its provision by the Disclosing Party; or

(e)                     became part of the public domain after its provision by the Disclosing Party or its creation by the Disclosing Party.

Cost includes any reasonable and proper cost, charge, expense, outgoing, payment or other expenditure of any nature whatever, including, where appropriate, all legal fees.

Default Rate means two (2) percentage points per annum above the official cash interest rate fixed by the Reserve Bank of Australia from time to time.

Developed IP means Intellectual Property which is created, developed or discovered by either or both of the parties with reference to or as a result of the Background IP or the Work Program IP, but not including the Background IP or the Work Program IP.

Development Plan means the plan for GTG to develop and Exploit the Products, the initial version of which is set out in Schedule 2.

Disclosing Party means the party that is disclosing Confidential Information.

Expenses mean the following costs and expenditures reasonably and actually paid or allowed:

(a)                    direct Taxes applied on the sale or supply of Products;

(b)                     freight, shipment and insurance costs incurred for transportation in respect of any sales or supply of Products; and

(c)                     all amounts refunded or credited for a Product which was rejected, spoiled, damaged, out of date or returned.

Exploit means to use, have used, manufacture, have manufactured, sell, have sold, offer for sale, have offered for sale, import and have imported, or otherwise exploit a Product, or to sub-licence any person to do any of those things, and Exploitation h as a corresponding meaning.

Field means diagnostic testing in part or in whole for the diagnosis of colorectal cancer.

Final Work Program Report means the final report that must be provided by the University to GTG at the conclusion of the Work Program, which report must set out the results of the Work Program.

First Licence Fee has the meaning given to it by Item 2 of Schedule 1.

Governmental Agency means any government or any governmental, semi-governmental or judicial entity or authority. It also includes any self-regulatory organisation established under statute or any stock exchange.

GTG IP: means any Intellectual Property provided to the Work Program or in the Products by GTG that is owned solely by GTG and notified by GTG to the University in writing at the time it is provided and is not disputed by the University in accordance with this Agreement.

Insolvency Event means, in relation to a party where:

(a)                     the party is or states that it is unable to pay all its debts as and when they become due and payable;

(b)                     the party is taken or will be presumed to be insolvent or unable to pay its debts under any applicable legislation;

(c)                      an application or order is made for the winding up or dissolution or a resolution is passed or any steps are taken to pass a resolution for the winding up or dissolution of the party;

(d)                     an administrator, provisional liquidator, liquidator or person having a similar or analogous function under the laws of any relevant jurisdiction is appointed in respect of the party or any action is taken to appoint any such person and the action is not stayed, withdrawn or dismissed within seven days;

(e)                      a receiver or receiver and manager is appointed in respect of any property of the party;

(f)                       the party is deregistered or notice of its proposed deregistration is given to the party;

(g)                      the party enters into or takes any action to enter into an arrangement (including a scheme of arrangement or deed of company arrangement), composition or compromise with, or assignment for the benefit of, all or any class of the party’s creditors or members or a moratorium involving any of them; or

(h)                     anything analogous to or of a similar effect to anything described above under the law of any relevant jurisdiction occurs in respect of the party.

Intellectual Property means all rights resulting from intellectual activity whether capable of protection by statute, common law or in equity and including copyright, discoveries, inventions, patent rights, registered and unregistered trade marks, design rights, circuit layouts and plant varieties and all rights and interests of a like nature including but not limited to methods and techniques, together with any documentation relating to such rights and interests.

Item means the relevant item number in the Schedule to this Agreement.

Know How means all unpatented technical information and know-how which meets each of the following criteria:

(a)                     not in the public domain (other than as a direct or indirect result of a breach of an obligation of confidentiality;)

(b)                     controlled solely by the University;

(c)                       not the subject of any rights in favour of any third party; and

related to, and desirable for, the Exploitation of the Products and which was developed by either of the research groups led by the Researchers prior to the Commencement Date.

Law includes any requirement of any statute, acts, regulations, rule, regulation , proclamation, ordinance , orders or directives of Governmental Agency or local law, present or future, and whether State, Federal or otherwise.

Licence means the licence granted by the University to GTG pursuant to clause 4.1.

Licence Fees mean the amounts GTG is obliged to pay to the University in accordance with clause 6.2 and described in Item 2 of Schedule 1, comprising the:

(a)                     First Licence Fee; and

(b)                      Second Licence Fee.

Net Revenue means the invoiced price of Products sold and/or services provided by GTG or any of its sub-licensees to third parties in arm’s length transactions exclusively for money or, where the sale or provision of services is not at arm’s length, the price that would have been so invoiced if it had been at arm’s length, after deduction of all documented:

(a)                     normal trade discounts actually granted and any credits actually given for rejected or returned Products;

(b)                    costs of packaging, insurance, carriage, and freight, provided in each case that the amounts are separately charged on the relevant invoice;

(c)                       Goods and service tax (GST) or other sales tax; and

(d)                      import duties or similar applicable government levies.

Product means any product, process or service that uses or incorporates any part of the University Patents or would not have been developed or created but for the Know How or relates to the Field.

Receiving Party means the party that is receiving Confidential Information.

Representative means a representative of a party appointed pursuant to clause 18.1.

Researchers means John Hopper and Mark Jenkins.

Royalty means the royalty payable by GTG to the University in accordance with clause 6.3 and described in Item 3 of Schedule 1 to this Agreement and Royalties has a corresponding meaning.

Royalty Period means any period of 3 calendar months during the Term being from:

(a)                       1 January to 31 March; and

(b)                       1 April to 30 June; and

(c)                        1 July to 31 September ; and

(d)                       1 October to 31 December;

provided that the first Royalty Period commences on the date of first sale of a Product and ends on the immediately following end of that Quarter.

Royalty Statement means a royalty statement provided by GTG under clause 7.2.

Second Licence Fee has the meaning given to it by Item 2 of Schedule 1.

Service Fees means the amounts GTG is obliged to pay to the University in accordance with clause 6.1 and described in Item 1 of Schedule 1.

Services means the services that must provided by the University to GTG under this Agreement, comprising the execution of the Work Program and the provision of the Final Work Program Report to GTG.

SNP means single nucleotide polymorphism.

Start Date means the date the last party signs this Agreement.

Sub-Licence means a sub-licence granted by GTG pursuant to this Agreement.

Sub-Licensee means a person to whom GTG has granted a Sub-Licence.

Tax includes any tax, levy, impost, deduction, charge, rate, duty, compulsory loan or withholding that is levied or imposed by a Governmental Agency.

Term means :

(a)                     in respect of the Services, from the Start Date until the provision by the University of the Final Work Program Report to GTG;

(b)                      in respect of the Licence and all  other obligations under this Agreement  that are not directly relevant to the Services, from the Start Date until the latter of:

(i)                         Twenty (20) years after the Start Date;

(ii)                      expiration of the last to expire of the University Patents in any jurisdiction in the Territory; or

(iii)                   the last Royalty Period;

unless terminated earlier in accordance with this Agreement.

Territory means the world.

Unforeseen Event means any event that is reasonably unforeseeable and beyond the University’s control such as fire, lightning, explosions, flood, subsistence, insurrection or civil disorder or military operations, terrorism, government or quasi-government restraint , expropriation, prohibition, intervention, direction or embargo, inability or delay in obtaining governmental or quasi-governmental approvals, consents, permits, licences or authorities, strikes, lock-outs or industrial disputes of any kind and any other cause.

University Patents means:

(a)                    Australian provisional patent application entitled, “Methods for assessing the risk of developing colorectal cancer”, application no. 2016900254;

(b)                    Australian provisional patent application entitled, “Methods for assessing risk of developing colorectal cancer”, application no. 2016903246;

(c)                     any patent within the patent family and claiming a priority date of a patent or patent application referred to in (a) or (b);

(d)                     any continuation, continuation in part, division, re-issue or substitution of any of (a) or (b) or (c); and

(e)                     any patent granted or applied for by the University or its nominee in order to protect the Work Program IP.

Valid Claim means in respect of a University Patent, either:

(a)                    a claim of an issued and un-expired granted University Patent which (i) has not been permanently revoked or found to be unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, such  decision being an unappealable or un-appealed within the time allowed for appeal, and (ii) which has not been admitted by the University or any nominee patent holder to be invalid or unenforceable through reissue or disclaimer or otherwise; or

(b)                     a claim of a pending application which claim has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

Work Program means the targeted research program that must be executed by the University as part of the Services, the intention of which is to assist with the development of a diagnostic test for colorectal cancer based and the components of which are described in Item 4 of Schedule 1.

Work Program IP means all rights resulting from intellectual activity whether capable of protection by statute, common law or in equity and including copyright, discoveries, inventions, patent rights, registered and unregistered trade marks, design rights, circuit layouts and plant varieties and all rights and interests of a like nature including but not limited to methods and techniques, together with any documentation relating to such rights and interests arising from the Work Program. For the avoidance of doubt, Work Program IP includes all rights relating to any additional SNPs related to colorectal cancer identified during the Work Program.

1.2                                     Interpretation

The following rules apply unless the context requires otherwise:

(a)                     the word person and words importing persons include firms, bodies corporate, unincorporated associations and authorities;

(b)                     a reference to any agreement, document or instrument includes that agreement, document or instrument as amended from time to time;

(c)                     a reference to an Act of Parliament or section or schedule of an Act of Parliament will be read as if the words “or any  statutory  modification,  amendment,  consolidation or re-enactment thereof or substitution therefore” were  included  in that reference;

(d)                     headings are included for convenience only and do not affect the interpretation of this Agreement;

(e)                     words importing the singular include the plural and vice versa; words involving gender include the other gender and words having a particular meaning have corresponding meanings in other parts of speech and grammatical forms;

(f)                      a reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including, but not limited to, persons taking by novation) and permitted assigns;

(g)                      an agreement, representation or warranty on the part of or in favour of 2 or more persons binds or is for the benefit of them jointly and severally;

(h)                    if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day; and

(i)                         a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later.

U)                      a reference to $ means Australian dollars

(k)                     a reference to a clause or schedule is a reference to a clause of, or a schedule to, this Agreement.

(I)                       reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(m)                 reference to “writing” includes a facsimile transmission and any  means  of reproducing words in a tangible and permanently visible form.

2.                                            TERM

2.1                                    Duration of Agreement

This Agreement commences on the Start Date and continues for the Term, unless extended or terminated in accordance with this Agreement.

3.                                            SERVICES

In consideration for the payment of the Service Fees by GTG to the University, the University must:

(a)                     provide the Services to GTG;

(b)                     carry out the Services to the best of its ability;

(c)                      devote its reasonable efforts and attention to the performance of the Services; and

(d)                     carry out the Services in a timely and professional manner.

4.                                           LICENCE

4.1                                     Grant of Licence

In consideration of the Licence Fees payable by GTG to the University, the University grants GTG during the Term:

(a)                     an exclusive licence to:

(i)                          the Background IP, consisting of the University Patents and the Know-How; and

(ii)                       any Work Program IP;

(b)                     in the Territory;

(c)                      in the Field;

(d)                     for the purposes of Exploiting any Product in accordance with the Development Plan and otherwise with the terms of this Agreement;

subject to clause 4.2.

4.2                                    Retention of University Rights

The Licence granted to GTG in clause 4.1 does not include or affect the perpetual right of the University to use in its discretion, the Background IP for non-commercial teaching, education and research purposes, whether alone or in collaboration with third parties for non-commercial purposes, and the University will retain that right notwithstanding anything written elsewhere in this Agreement.

5.                                            SUB-LICENSING

5.1                                    GTG may sub-licence

(a)                     Subject to obtaining the prior written consent of the University, whose consent will not be unreasonably withheld, GTG may grant sub-licenses to third parties for the purposes of enabling them to Exploit any Product on the terms of this Agreement.

(b)                    GTG will ensure that any sub-licence it grants:

(i)                         is on an arms-length basis reflecting the market value of the rights granted;

(ii)                      is on substantially the same terms as the terms of this Agreement (except insofar as the terms of this Agreement relate to the Services to be provided by the University to GTG, which terms will not form part of any sub-licence granted by GTG);

(iii)                   includes an acknowledgement from the sub-licensee that the  University owns the University Patents;

(iv)                  acknowledges the University’s retention of rights in clause 4.2;

(v)                     prohibits the sub-licensee from taking any action or allowing any action to be taken which may detract from the University’s ownership of the University Patents;

(vi)                  requires the sub-licensee to maintain all books, records and accounts necessary to enable verification of the amount of royalties and other income required to be paid by the sub-licensee to GTG;

(vii)               entitles the University to reasonable access to all books records and accounts, including any records and books maintained as data on a computer system;

(viii)            expires at or prior to the expiry of the Term and provides for the sub-licence to terminate automatically upon the termination of this Agreement;

(ix)                  is in writing in the English language, executed by the sub-licensee and giving its place of business;

(x)                     cannot be assigned without the written consent of the University;

(xi)                  includes a clause excluding and limiting the liability of the University that is at least equivalent to the exclusion and limitation of liability included in this Agreement; and

(xii)              will not allow the sub-licensee to further licence all or any part of the University Patents.

(c)                      GTG must provide the University with a true copy including all financials of each sub-licence entered into and any variations to that sub-licence within thirty (30) Business Days of that sub-licence being entered into.

(d)                     GTG must ensure that each sub-licenseecomplies with the requirements set out in clause 5.1(b). GTG must monitor the performance of each sub-licensee and promptly notify the University if it becomes aware of any breach of those terms. Any breach by a sub-licensee of those terms is deemed to be a breach of this Agreement by GTG.

6.                                            PAYMENTS BY GTG

6.1                                      Service Fees Payable by GTG

In consideration of being provided with the Services by the University, GTG must pay the Service Fees to the University at the times and in the manner prescribed in Item 1 of Schedule 1 to this Agreement.

6.2                                     Licence Fees payable by GTG

In consideration of the Licence granted by the University under clause 4.1, GTG, its Affiliates and any of its sub-licensees (if any) must pay the Licence Fees to the University at the times and in the manner prescribed in Item 2 of Schedule 1 to tnis Agreement.

6.3                                     Royalties payable by GTG

(a)                    In consideration of the Licence granted by the University under clause 4.1, in addition to the Licence Fees, GTG will within thirty (30) days of the end of each Royalty Period pay the Royalties to the University at the times and in the manner prescribed by Item 3 of Schedule 1 to this Agreement.

(b)                    The parties acknowledge and agree that, of the Royalties described in Item 3 of Schedule 1:

(i)                        50% of the total amount of Royalties payable under Item 3(a) are in connection with the Licence granted to GTG in respect of the University Patents, and the other 50% of the Royalties payable under Item 3(a) are in connection with the Licence granted to GTG in respect of the Know How; and

(ii)                      100% of the total amount of Royalties payable under Item 3(b) are in connection with the Licence granted to GTG in respect of the Know How.

6.4                                     Manner of Payments

All payments made by GTG under this Agreement will be:

(a)                     payments in Australian dollars in immediately available, freely transferable, cleared funds to the University’s nominated bank account; and

(b)                    without any set-off or deduction of any kind, including any Tax or other withholdings whatsoever.

6.5                                     Reasonable Endeavours

GTG must use its reasonable endeavours to collect and receive all money owing and payable to the University pursuant to this Agreement.

6.6                                     Late Payments

If GTG fails to pay any amount due under this Agreement on or prior to the due date, it will pay interest on that amount at the Default Rate from the date due until the date of payment.

7.                                            REPORTING AND AUDITING

7.1                                     GTG to keep books

GTG will keep at its registered office comprehensive and true books of account and records which in accordance with generally accepted accounting practice disclose details of all:

(a)                    Net Revenue of GTG (including details of the basis of calculating that Net Revenue);

(b)                     sub-licences granted by GTG in accordance with clause 5.1 of this Agreement; and

(c)                     Exploitation activities.

7.2                                     Royalty Statements

With each payment of Royalties, GTG will provide the University a comprehensive and true report certified by its auditor or a director explaining the basis of calculation of Net Revenue and the Royalties payable for each Royalty Period under this Agreement (Royalty Statement).

7.3                                    General Reporting

(a)                     In addition to its obligation under clause 7.2, at the same time as it provides each Royalty Statement GTG will provide the University a comprehensive and true report of:

(i)                         the Exploitation activities of GTG pertaining to the Products and any Sub-Licensing activities for the preceding year during the Term;

(ii)                      the proposed Exploitation activities of GTG pertaining to the Products and any Sub-Licensing activities for the following year during the Term;

(iii)                   the details of all Sub-Licences; and

(iv)                  any other matter pertaining to Exploitation required by the University.

(b)                    GTG must otherwise keep the University advised of any decision of GTG that may affect Exploitation, including but not limited to the decision to cease Product development, at which point this Agreement may be terminated by the University in accordance with clause 17.2(a)(i).

7.4                                    University Right of Audit

The University may once in each year during the Term and for seven (7) years thereafter, during normal business hours on a Business Day with at least five (5) Business Days’ Notice to GTG, access, inspect and copy accounts and records limited only to those accounts and records required to verify the accuracy of the Royalty payments required under this Agreement and GTG’s compliance with this Agreement.

7.5                                    Costs of Audit

(a)                     Subject to clause 7.5(b), the University will pay for the cost of the inspection and making excerpts from and copies of GTG’ accounts and records.

(b)                    If an inspection shows under-reporting or underpayment by GTG of any amount to the University by more than 3% for any Royalty Period, GTG will reimburse the University for the cost of the inspection and making excerpts from and copies of GTG’ accounts and records and pay to the University any amount due within thirty (30) days of notice by the University to GTG.

8.                                           GENERAL OBLIGATIONS OF GTG

8.1                                    Reasonable efforts to Exploit

GTG will (and must ensure that its Affiliates and any Sub-Licensee will) in good faith use its reasonable efforts to Exploit the Products.

8.2                                    Development Plan

(a)                     At least annually, GTG must provide an updated copy of the Development Plan to the University which:

(i)                          reports on all activities that GTG has conducted under the Licence Agreement since the previous Development Plan was instituted;

(ii)                       sets out the projected dates for any milestones to be achieved; and

(iii)                   sets out the past, current and projected activities that GTG has or will undertake to maximise Product sales.

(b)                     The University must review any updated Development Plan it receives from GTG within thirty (30) days of its receipt of that document and either:

(i)                         approve that updated Development Plan in writing to GTG; or

(ii)                      require GTG to make reasonable amendments to the Development Plan within a further thirty (30) days in order for the University to approve  that plan,

at which point the updated Development Plan will be deemed incorporated by reference into this Agreement and be binding on the Parties.

8.3                                     Negative Obligations

GTG will not (and must ensure that its Affiliates and any sub-licensee will not):

(a)                    act as agent of the University nor indicate that it is acting other than as principal;

(b)                    make any representation or give any warranty on behalf of the University or any personnel of the University;

(c)                     refer to the University in any labels, packaging, advertising or promotional materials for any Product without the prior written consent of the University.

8.4                                     Positive Obligations

Without limiting any obligation of GTG under clause 9.1, GTG will (and must ensure that its Affiliates and any sub-licensees will):

(a)                     develop the Products;

(b)                     obtain all approvals for the Products as required under clause 9.1;

(c)                     comply with all applicable Laws relating to Exploitation;

(d)                    maximise Product sales;

(e)                     maximise Royalties; and

(f)                      comply with the Development Plan,

for the mutual benefit of the University and GTG having regard to all relevant commercial and economic factors.

9.                                            REGISTRATION AND APPROVALS

9.1                                     Statutory approvals for Exploitation

GTG (and its Affiliates and any sub-licensees) is responsible for and will, at its own expense, apply for, obtain and maintain all statutory, regulatory administrative or governmental approvals, consents and registrations required by Law to be obtained in connection with Exploitation of any Product in the Territory.

10.                                     OWNERSHIP OF INTELLECTUAL PROPERTY

10.1                              Ownership of Intellectual Property generated through Work Program

The University will own all right, title and interest to all of the Work Program IP and the Final Work Program Report it provides to GTG, and GTG must not Exploit  or otherwise deal with that Intellectual Property in any manner not expressly authorised in writing by the University.

10.2                              Ownership of Background IP

(a)                     The University owns the BackgroundIP and nothing in this Agreement is intended to convey to GTG any ownership in the BackgroundIP.

(b)                    GTG will not represent that it has any ownership rights in the Background IP , or challenge the validity of any Background IP or contest or impair the University’s ownership of the Background IP in any way.

10.3                              Ownership of Developed IP

(a)                     On and from its creation, all right, title and interest in any Developed IP will automatically vest in the parties as joint tenants in undivided shares in proportion percentages equivalent to the respective contributions made by each party to the creation of that Developed IP. For the avoidance of doubt, if a party has not made any contribution to the creation of any Developed IP, no right,  title or interest  in or to that Developed IP will vest in that party, and the other party will be the  sole owner of that Developed IP.

(b)                     Where either party intends to commercialise any jointly owned Developed IP, it must provide prior written notice of its intentions to the other party. Upon receipt of such written notice, the parties without unreasonable delay must enter into good faith negotiations and use their reasonable endeavours to enter into a licence or similar agreement to record the terms on which the non-commercialising party will licence its ownership proportion to the other party in order for that jointly owned Developed IP to be commercialised.

(c)                     At least once in every 6 month period during the Term, the parties must meet and agree upon any Developed IP that has been created during the immediately preceding period, and update the details of that Developed IP, including the proportionate ownership interest of each party in and to that Developed IP, in a written register that must be signed off by a representative of each party within 30 days of each meeting, and which will be incorporated by reference into this Agreement and binding on each party. Any dispute between the parties in relation to the details or ownership of any Developed IP must be dealt with in accordance with the dispute resolution provisions set out in clause 20 of this Agreement.

11.                                     RIGHT OF FIRST REFUSAL TO WORK ON FURTHER SNPS

Where, after the Start Date, additional SNPs related to colorectal  cancer  are identified  and GTG wishes to undertake any research or development activities in relation to those SNPs, it must provide formal written notice of its intentions to the University and  the parties must then endeavour in good faith to negotiate terms and enter into such agreements as are necessary in order for the University to undertake all  of  those research and development activities not undertaken by GTG itself, and GTG must not approach, hold discussions with or any enter any arrangement with any third party to undertake those activities. If, after a period of 90 days (or such longer period as may be agreed between the parties), the parties cannot agree upon the terms on which the University will undertake research and development activities in relation to  those additional SNPs, then GTG may approach, hold discussions with or enter into an arrangement with any third party to undertake those activities, provided that in the 12 month period after negotiations between GTG and the University are terminated, GTG must not enter into any arrangement with any third party on terms more favourable than those last offered by GTG to the University to undertake those activities.

12.                                     ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS

12.1                              Responsibility for maintenance and protection of University Patents

During the Term:

(a)                     all reasonable steps must be taken to apply for, obtain and maintain the University Patents, in the name of the University and no other person;

(b)                     subject to clause 12.1(c), GTG will be responsible for the application, maintenance, prosecution, defence and enforcement of the University Patents in the name of the University and no other person, on the terms of this Agreement;

(c)                      in relation to the application, maintenance, prosecution, defence and enforcement of the University Patents, GTG must:

(i)                         keep the University advised of any and all developments thereon; and

(ii)                      consult with the University in good faith, and take into consideration the opinion and interests of the University, in advance of taking or omitting  to take any material action.

(d)                     all Costs associated with any actions required pursuant to sub-clauses12.1(a) will be paid for by GTG either directly or by reimbursing the University for those Costs ;

(e)                      GTG must provide the University with copies of all correspondence in relation to its obligations under this clause 12.

12.2                              Each Party to advise and consult with the other

(a)                     Each party will promptly inform the other in writing of:

(i)                        any application, maintenance, prosecution, defence, enforcement, infringement or threatened infringement relating to the University Patents;

(ii)                     any unauthorised use of or exercise of University Patents of which it becomes aware; or

(iii)                 any threat against the validity of University Patents or a party’s rights to use the Patents as contemplated by this Agreement of which it becomes aware.

(b)                     If there is an infringement of the University Patents or any right with respect to the Patents, each party will:

(i)                        keep the other party advised of the status of the infringement, the actions and positions taken by the complainant and action taken or proposed to be taken;

(ii)                     consult with and take into consideration the opinion and interests of the other party.

12.3                              Procedure for defending or instituting proceedings

If any complaint alleging infringement of University Patents is made the following procedure applies:

(a)                     where a party becomes aware that any person alleges that the University Patents  is invalid or infringes any rights, the party that has become aware of the matter will promptly advise the other party giving full particulars;

(b)                    the parties may jointly institute or defend litigation, in which case the parties must agree to the manner in which they will share payment of any damages, costs or awards in relation to such proceedings. If the University declines to jointly enter such proceedings, GTG will have the right, but not the obligation, to institute or defend proceedings involving the University Patents at its sole cost and, if any damages, costs or any other monetary amounts are awarded to GTG as a result of those proceedings, then any external costs incurred by GTG in direct connection with those proceedings will be deducted from those awarded amounts and the net amount will be deemed revenue received by GTG as a result of a Sub-Licence;

(c)                      If both the University and GTG elect not to defend any proceedings involving a University Patent reasonably required for GTG’s Exploitation then the Licence will immediately terminate; and

(d)                    GTG will not settle any action against it without the consent of the University (who will not unreasonably withhold or delay such consent) and will provide  the University with copies of all evidence and any necessary information reasonably required by the University relating to the litigation.

12.4                                 University’s right to defend or institute proceedings

(a)                     If GTG elects not to institute or defend proceedings involving the University Patents it will immediately notify the University of its decision.

(b)                    On receipt of the notice contemplated by clause 12.4(a), the University in its absolute discretion will have the right, but not the obligation, to  institute proceedings involving the University Patents at its sole cost and, if any damages, costs or any other monetary amounts are awarded to the University as a result of those proceedings, they will belong solely to the University.

12.5                                 If neither party institutes or defends

If both the University and GTG elect not to institute or defend any proceedings involving part of the University Patents then:

(a)                     that part of the University Patents which is or are the subject of the Claim may be excised from the Licence;

(b)                     the University will bear the Costs of any such proceedings including any damages or costs awarded in favour of the University; and

(c)                      the University will be solely entitled to the benefit of any such proceedings including any damages or costs awarded in favour of the University.

12.6                             Reasonable Assistance

If either party elects to institute or defend any action pertaining to the University Patents then the other party must give the party bringing or defending that action all reasonable assistance (including, in the case of the University, providing GTG with any reasonable written authority to conduct that action). The party bringing or defending the action will reimburse the other party its reasonable costs arising from providing such assistance.

12.7                             GTG not to challenge University Patents

GTG and its Affiliates and any sub-licensees must not directly or indirectly:

(a)                     at any time challenge, contest, deny or assist any other person to challenge, contest or deny the validity of University Patents, the right or title of the University thereto or the grant of a patent pursuant to any patent application within the University Patents; or

(b)                     raise or cause to be raised any objection to the validity of any University Patents ; or

(c)                      oppose any application for an extension of the term of any University Patents; or

(d)                     itself apply for any University Patents,

and if it does so, the University may immediately terminate this Agreement by written notice to GTG.

13.                                     PUBLICATION

13.1                             GTG acknowledges that the University may wish to publish or otherwise publicly disclose certain results generated using, or incorporating certain of its Background IP, Work Program IP or the Developed IP (Publication). However, the University must obtain GTG’s prior approval to any Publications in accordance with this clause 13.

13.2                              The University must provide to GTG, in confidence, an advance copy of any Publication at least one (1) month prior to any public disclosure or submission for publication. GTG must reply in writing within one (1) month of receipt of a proposed Publication stating whether  it approves  or does not approve  the Publication. GTG must not withhold such approval unless it reasonably believes that the Publication:

(a)                    could harm, prejudice or in any other way injure the rights which GTG has under this Agreement, or its ability to Commercialise the Products; or

(b)                     discloses GTG’s Confidential Information.

13.3                              Nothing in this clause 13 or elsewhere in this Agreement will operate to diminish or derogate from the University’s publication responsibilities under the Australian Code for the Responsible Conduct of Research (Code). In the event of any inconsistency between the University’s publication responsibilities under the Code and under this Agreement, the responsibilities under the Code will prevail to the extent of that inconsistency only.

14.                                     WARRANTIES

14.1                              Mutual warranties

Each party warrants and represents to the other that:

(a)                     it has taken all necessary action to authorise the execution, delivery and performance of this Agreement;

(b)                     it has power to enter into this Agreement and perform it without the consent of any other person; and

(c)                      the execution, delivery and performance of this Agreement complies with all laws, its constituent documents and any other document binding on that party.

14.2                               Acknowledgements

GTG acknowledges that:

(a)                     the Final Work Program Report and the University Patents are provided on an “as is” basis;

(b)                    the University has not, nor has any person on behalf of the University given or agreed to any term, warranty, undertaking or understanding that is not expressly set out in this Agreement; and

(b)                     no representation or promise of any kind, not expressly included in this Agreement, was made by the University before this Agreement was entered into.

14.3                              GTG Warranties

GTG warrants that:

(a)                     it will not use the name of the University in any manner unless expressly approved by the University in writing;

(b)                     it will not use, nor allow, the use by third parties of the University name and logo on any Products, unless the University has expressly agreed in writing;

(c)                      it will not institute any proceedings against the University or join in any legal proceedings against the University brought by another person with respect to the University Patents;

(d)                    it will do all things reasonably within its capacity to ensure that the University is not exposed to any liabilities that might arise, directly or indirectly from the Exploitation of any Products; and

(e)                       it will use its reasonable endeavours to Exploit the University Patents.

14.4                               Exclusion of implied terms

To the maximum extent permitted by law:

(a)                     all terms and warranties expressed or implied by any legislation, the common law, equity, trade, custom or usage or otherwise in relation to the grant by the University of rights in respect of the University Patents or otherwise under this Agreement are excluded;

(b)                    without limitation, the University disclaims any implied warranty, condition or representation that any of the University Patents:

(i)                        corresponds with a particular description;

(ii)                     is of merchantable quality;

(iii)                  is fit for a particular purpose; or

(iv)                 is durable for a reasonable period of time;

(c)                      the University is not liable in any way for any loss or loss of profit or damage arising out of the grant of rights in respect of the University Patents, or otherwise in connection with this Agreement;

(d)                     the aggregate liability of the University for any and all loss and damages in connection with this agreement which is not excluded by paragraph (b) is limited to:

(i)                                  in circumstances where the University’s liability is covered by its professional indemnity insurance policy, the extent of the  payout  under that policy; and

(ii)                              in any other circumstances, the amounts already paid by GTG under clause 6 at the time when the loss or damage is sustained.

(e)                       if any Law implies in this Agreement any term or warranty and also prohibits provisions in a contract excluding or modifying the application of or exercise of, or liability under, that term or warranty, that term or warranty is deemed to be included in this Agreement;

(f)                           if any legislation implies in this Agreement any term or warranty and also prohibits provisions in a contract excluding the application of or exercise of that term or warranty then, to the maximum extent permitted by law, the liability of the University for a breach of such a term or warranty will be limited, at the option of the University, to any one or more of the following:

(i)                                  if the breach relates to goods:

(A)                            the replacement of the goods or the supply of equivalent goods;

(B)                            the repair of such goods;

(C)                            the payment of the cost of replacing the goods or of acquiring equivalent goods; or

(D)                            the payment of the cost of having the goods repaired; and

(ii)                               if the breach relates to services:

(A)                            the supplying of the services again; or

(B)                             the payment of the cost of having the services supplied again.

14.5                              Exclusion of University Warranties

Nothing in this Agreement constitutes a warranty or representation by the University:

(a)                     that anything made, used, sold pursuant to this Agreement is free  from infringement of any Intellectual Property rights;

(b)                     regarding the safety of the University Patents;

(c)                      regarding the profits or revenues that may result from the Exploitation;

(d)                     regarding the prospects or success for Exploitation;

(e)                      whether any patent application may be granted, or granted with the claims sought, or any reduced claims; or

(f)                       that any patent granted may be declared invalid or cease to be registered; or

(g)                      that it will bring, prosecute or defend any actions or suits against third parties for infringement of any intellectual property rights or contractual rights.

15.                                     INDEMNITY AND INSURANCE

15.1                              Exploitation at GTG risk

GTG Exploits the Background IP and Work Program IP entirely at its own risk.

15.2                              GTG Indemnity

GTG irrevocably indemnifies the University and its officers and employees against all Claims (whether during or after the term of this Agreement) incurred by the University arising directly or indirectly from:

(a)                     the development, manufacture, sale, marketing or supply of any Products by or on behalf of GTG or any of its sub-licensees;

(b)                     any breach by a sub-licensee of any sub-licence granted by GTG to a sub-licensee;

(c)                      the use by any person of any Products; or

(d)                     the exercise by GTG of any of its rights under this Agreement,

provided however that such indemnity shall not apply to Claims arising directly from any negligent act of the University under this Agreement.

15.3                              Continuing and separate obligations

(a)                    Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of GTG, and survives the termination or expiry of this Agreement.

(b)                     It is not necessary for the University to incur any expense or make any payment before enforcing any right of indemnity conferred by this Agreement.

15.4                              Insurances

During the Term and for seven (7) years thereafter, GTG will maintain insurance with a reputable insurer in respect of the manufacture, sale, marketing or use of Products:

(a)                     product liability insurance at no less than the value generally accepted by industry standards; and

(b)                    third party liability insurance at no less than the value generally accepted by industry standards;

and will provide copies of the certificates of currency of insurance to the University upon request.

16.                                     CONFIDENTIALITY

16.1                              Procedure when Receiving Confidential Information

When receiving Confidential Information, the Receiving Party will:

(a)                     keep all Confidential Information of the Disclosing Party confidential except to the extent required otherwise by law;

(b)                     limit access to the Confidential Information to those of its personnel that require it;

(c)                     not use any Confidential Information in any way other than as contemplated by this Agreement without the prior written permission of the Disclosing Party; and

(d)                     ensure that all Personnel to whom Confidential Information is disclosed are legally bound under the terms and conditions of their employment agreements or otherwise to keep the Confidential Information confidential and not to use the Confidential Information except for the purposes of this Agreement.

16.2                              Exclusions to Confidential Information

Confidential Information excludes, or as the case requires, ceases to include information, which is, or becomes:

(a)                     available to the public at or after the date of its disclosure to the Receiving Party otherwise than through the default of the Receiving Party;

(b)                     properly in the possession of the Receiving Party in written form otherwise than by prior confidential disclosure from the Disclosing Party;

(c)                      properly available to the Receiving Party from a third party having no obligation of confidentiality to the Disclosing Party;

(d)                    demonstrated by the Receiving Party to be independently developed by an employee or agent of the Receiving Party having no knowledge of such information which is the subject of the disclosure.

16.3                              Return of Confidential Information

At the termination or expiration of this Agreement and upon the written request of the Disclosing Party, the Receiving Party will return to the Disclosing Party any documents originating from the Disclosing Party which embody Confidential Information provided however that the Receiving Party may keep a copy of the Confidential Information for its records.

16.4                              Disclosure of Confidential Information

Either party may disclose on a confidential basis the Confidential Information of the other party:

(a)                    to a representative that requires the information for the purposes of  this Agreement;

(b)                    to its legal advisers in order to advise that party in relation to its rights under this Agreement; and

(c)                     with the written consent of the other party.

17.                                     TERMINATION

17.1                              Reciprocal right of termination for Default

Without limiting any other rights it may have, a party may terminate this Agreement:

(a)                     in respect of the Licence and all aspects of the Agreement that are not directly relevant to the Services, at any time by giving Notice of termination to the other party, if that other party:

(i)                         fails to pay any sum due and payable under this Agreement in connection with the Licence and such default continues for a period of 30 days after receipt of a Notice requiring payment;

(ii)                     is in breach of any of its other obligations under this Agreement  in connection with the Licence and that breach is not reasonably capable of remedy or, if that breach is capable of remedy, does not rectify that breach within 60 days after receipt of a Notice to remedy that breach; and/ or

(b)                     in respect of the Services, at any time by giving Notice of termination to the other party, if that other party:

(i)                         fails to pay any sum due and payable under this Agreement in connection with the Services and such default continues for a period of 30 days after receipt of a Notice requiring payment;

(ii)                      is in breach of any of its other obligations under this Agreement  in connection with the Services and that breach is not reasonably capable of remedy or, if that breach is capable of remedy, does not rectify that breach within 60 days after receipt of a notice to remedy that breach; and

(c)                      in its entirety, if that other party is affected by an Insolvency Event.

17.2                               Additional Termination rights

(a)                     If GTG fails without reasonable cause to comply with the Development  Plan then, in addition to any other rights, the University may render the Licence granted to GTG under clause 4.1 non-exclusive subject to a notice period of no less than 45 days.

(i)                         The University may terminate this Agreement by giving Notice of termination to GTG, if GTG fails to use reasonable efforts to Exploit the Products under clause 8.1; or

(ii)                      prior to their commercial launch, discontinues development  of the Products for any period of twelve (12) or more months.

17.3                               Accrued Rights

Any termination of this Agreement is without prejudice to any party’s rights against the other party which have accrued prior to the time at which such termination occurred.

17.4                               Effect of Termination

On termination of this Agreement:

(a)                    the licence granted under clause 4.1 and any Sub-Licences end;

(b)                    GTG will return to the University all material forms of the University Patents and all University Confidential Information in its possession or control and ensure the return of the same in any Sub-Licensee’s possession or control; and

(c)                     GTG will immediately pay to the University any amounts due under this Agreement but unpaid.

(d)                    The University will return all material forms of GTG IP to GTG and all GTG Confidential Information in its possession or control.

18.                                     NOTICES

18.1                              Representatives

Each party will appoint a Representative to be responsible for communications under this Agreement on behalf of that party and will provide written notice to the other party of that appointment. Each party:

(a)                     may replace its Representative by written notice to the other party;

(b)                     acknowledges a Representative is authorised to act as that party’s agent in relation to the exercise by them of their rights, discretions and obligations under this Agreement.

Each Representative has the full power and authority to act for and on behalf of and to bind the Party that it represents.

18.2                             Notices

Any Notice under this Agreement will be:

(a)                     to each party’s Representative;

(b)                     in writing and signed by a person authorised by the sender; and

(c)                     if hand delivered or sent by prepaid post, email or facsimile to the recipient’s address specified in the details as set out at the start of this Agreement  and marked to the attention of the contact person specified in the details, as varied by any Notice given by the recipient to the sender.

18.3                              When Notice takes effect

A Notice in accordance with Clause 16.2 takes effect:

(a)                     if hand delivered, on delivery;

(b)                     if sent by facsimile or email, when the sender’s system generates a message confirming transmission of the entire Notice;

(c)                      if sent by prepaid post, on the second Business Day after the date of posting or on the seventh Business Day after the date of posting if posted to or from a place outside Australia;

but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

19.                                     GOODS AND SERVICES TAX

(a)                     Unless otherwise specified, any reference to an amount payable or  consideration to be provided for a supply to be made by a party under or in relation to this Agreement is a reference to that amount or consideration excluding any value added tax, goods and services tax or any similar tax, levy or duty in any relevant jurisdiction payable in respect of that supply. A party may increase such amount payable or consideration to be provided for a supply to be made by a party, on account of that tax, levy or duty at the applicable prevailing rate. The other party must also pay that increased amount.

(b)                    To the extent that GTG has to pay any Tax on any amount payable to the University under this Agreement, GTG will pay the University such amount that, after deduction of that Tax, the University receives the amount GTG is required to pay under the relevant clause of this Agreement.

20.                                    DISPUTE RESOLUTION

20.1                              Negotiation in good faith

If any dispute arises in connection with this Agreement (Dispute) neither party may commence any court or other proceedings in relation to the Dispute unless it has first complied with this clause 20.

20.2                             Written Notice

A party alleging a Dispute has arisen will provide written notice to the other party giving full details of the Dispute (Notice).

20.3                              Negotiation of Dispute

The parties will in good faith use their reasonable endeavours to resolve the Dispute for no more than 30 days from the date of service of the Notice of the Dispute.

20.4                             Referral to Nominated Representatives

If the Dispute cannot be resolved under clause 18.3, then the parties will refer the dispute to:

(a)                     in the case of the University, the Vice-Principal (Exploitation); and

(b)                     in the case of GTG, its Chief Executive Officer,

or  their  nominees  (collectively  referred  to  as  the  Nominated  Representatives. )The Nominated Representatives will in good faith use their reasonable endeavours to resolve the dispute for no more than 30 days from the date the Dispute was referred to them.

20.5                              Arbitration

If the Parties are unable to resolve the Dispute in accordance with clause 18.3 or clause 18.4 then the Dispute may be submitted by either party for determination by arbitration. There will be no right of appeal from the decision of the arbitrators and their decision will be enforceable by the decree or any court having jurisdiction over the parties.

20.6                              Costs

Each party will pay their own costs arising out of the Dispute.

20.7                              Interlocutory Relief

Nothing in this clause 18 will prevent a party from seeking interlocutory relief from a court of appropriate jurisdiction.

20.8                              Performance of Obligations

The parties will continue to perform all their obligations under this Agreement while the Dispute is ongoing.

21.                                     PUBLIC ANNOUNCEMENT

Any public announcement in connection with this Agreement must be agreed in writing by the parties before it is made, except if required by law or a regulatory body in which case the party required to make an announcement must, to the extent practicable, first consult with and take into account the reasonable requirements of the other party.

22.                                     NO THIRD PARTY RIGHTS

Except to the extent expressly set out in this Agreement, this Agreement is not intended to, nor shall it create, any rights, entitlements, claims or benefits enforceable by any persons not a party to it.

23.                                     ASSIGNMENT

A party may not assign its rights or obligations arising under this Agreement without the prior written consent of the other party.

24.                                    RELATIONSHIP OF PARTIES

The parties are independent contracting parties, and nothing in this Agreement shall make any party the agent, partner or legal representative of the other party, nor does it grant either party any authority to create any obligation on behalf of or in the name of the other party.

25.                                    ENTIRE AGREEMENT

This Agreement (as evidenced in writing in this document) constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior oral or written understandings, representations and agreements.

26.                                    FURTHER ASSURANCES

Each party agrees to do all things and execute all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the provisions of this Agreement and the transactions contemplated by it.

27.                                    SEVERABILITY

If any provision or part of any provision of this Agreement is invalid or unenforceable, such provision or part of any provision shall be deemed deleted but only to the extent necessary and the remaining part of that provision (if any) and other provisions of this Agreement shall remain in full force and effect.

28.                                    NO IMPLIED WAIVER

A party does not waive a breach of any provision of this Agreement if it fails to exercise or delays in exercising its rights. A waiver by either party of a breach of any provision of this Agreement does not constitute a waiver of any succeeding breach of the same or any other provision. A waiver of a breach of this Agreement must be in writing and signed by the party giving the waiver.

29.                                    AMENDMENT

Any modification , alteration, change or variation of any term or condition of this Agreement will be in writing and executed by both parties.

30.                                     UNFORESEEN EVENT

The University is not liable for any failure to perform, or delay in performing an obligation under this Agreement where such failure or delay is due to any Unforeseen Event.

31.                                     COUNTERPARTS

This Agreement may be executed in counterparts. All executed counterparts constitute one document.

32.                                     GOVERNING LAW AND JURISDICTION

This Agreement is governed by the laws from time to time in force in the State of Victoria, Australia. Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the State of Victoria, Australia and the courts entitled to hear appeals from those courts.

33.                                     SURVIVAL

Clauses 1, 6.1 - 6.6, 7, 10, 15, 16, 17.3 - 17.4, 19, 23- 28, 30 • 32 and this clause 33 survive termination or expiry of this Agreement.

EXECUTED AS AN AGREEMENT

EXECUTED for and on behalf of THE UNIVERSITY OF MELBOURNE	/s/ Allan Stewart Tait
in the presence of:

/s/ Leena Lobo
Signature of Witness	Office held

Leena Lobo	ALLAN STEWART TAIT
Name of Witness	Name of authorised person
(block letters)	(block letters)

EXECUTION for and on behalf of GTG
in the presence of

/s/ Karen Phillips	/s/ Eutillio Buccilli
Signature of Witness	Signature of authorised person
Chief Executive Officer
Office held
Karen Phillips	Eutillio Buccilli
Name of Witness	Name of authorised person
(block letters)	(block letters)

SCHEDULE 1

Item 1	Service Fees	GTG will pay to the University:

First Service Fee
AU$50,000 payable within seven (7) days of the Start Date; and

Second Service Fee
AU$50,000 payable on receipt by GTG of the Final Work Program Report from the University.

Item 2	Licence Fees	GTG will pay to the University:

First Licence Fee
AU$50,000 payable upon the filing by GTG or its nominee of the first regulatory approval application for the Product in any jurisdiction; and

Second Licence Fee
AU$200,000 payable as follows:

(a)         AU$100,000 on the later of the first anniversary of the Start Date or the provision of the mutually agreed Final signed off Work Program Report to GTG (except where the provision of the Final Work Program Report is delayed due to breach of this Agreement by GTG, in which case the payment must be made on the first anniversary of the Start Date); and

(b) AU$100,000 on the first sale of a Product in any jurisdiction.

ltem3	Royalties	GTG will from the start of the first Royalty Period pay the University:

(a) If the University Patents:

(i)             have not been invalidated and have not expired in a jurisdiction in the Territory: 4.0% of the total accumulated Net Revenue in respect of that jurisdiction that are is not  directly or indirectly attributable any sub-licence granted by GTG under this Agreement; or

(ii)          are invalidated, or have expired in a jurisdiction in  the Territory: 2.0% of the total accumulated Net Revenue in respect of that jurisdiction that are not directly or indirectly attributable any sub-licence granted by GTG under this Agreement; and

(b) 25% of all of the revenue (whether cash, in-kind, or any other form of consideration) directly or indirectly received by GTG from any sub-licence it grants under this Agreement during the Term.

ltem4	Work Program	The Work Program comprises:

• design of a case-control study to evaluate the performance of a multi-component genetic test to predict the risk of developing colon cancer;

• extraction of data from existing Centre for Epidemiology data banks;

• statistical analysis of the preliminary data using Centre for Epidemiology computing infrastructure;

• generation of an interim analysis detailing the performance of the genetic markers for predicting colon cancer risk;

• test the ability to combine this genetic information with other risk prediction algorithms (based on clinical history and lifestyle factors) such as MMRPRO and CRIPT; and

• generation of a final report to GTG.

SCHEDULE 2

Development Plan

The commercial Development Plan will seek to achieve US sales of a colorectal cancer risk test within 24 months following completion of the work program identified in Schedule 1. The Development Plan will evolve and be updated annually on the basis of generating new relevant information. The plan at the time of this agreement is:

Estimated time of completion	Activity
April 2017	• In-house validation of the colorectal SNP assay
April 2017	• In-house validation of risk assessment algorithm
June 2017	• Completion of collaborative R&D project to ensure scientific validation of the test prior to commercial launch
June 2017	• Development of a test work-flow and documentation of a Laboratorv Developed Test under the CMS/CLIA regulations
June 2017	• Development of a reimbursement strategy for the US based upon existing CPT codes
August 2017	• Development of a market-access strategy (The product is initially envisaged as targeting patients aged 50 and over and appropriate for regular CRC screening
November 2017	• Development of marketing collateral (including Test Request Form, Test Report Form, and product specific collateral)
December 2017	• US sales team training and product messaging
March 2018	• Focused product launch in specific “pilot” risk assessment clinics

Estimated future activities (e.g.)	• Review of regulatory strategy in other regions (e.g. Europe)
• Conduct relevant clinical studies